Ally Financial Declares Dividends on Preferred Stock
DETROIT, Oct. 17, 2014 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) has declared quarterly dividend payments for certain outstanding preferred stock. Each of these dividends were declared by the board of directors on Oct. 16, 2014, and are payable on Nov. 17, 2014.
A quarterly dividend payment was declared on Ally's Fixed Rate Cumulative Perpetual Preferred Stock, Series G, of $46.1 million, or $17.89 per share, and is payable to shareholders of record as of Nov. 1, 2014. Additionally, a dividend payment was declared on Ally's Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, of $21.7 million, or $0.53 per share, and is payable to shareholders of record as of Nov. 1, 2014.
About Ally Financial
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $149.9 billion in assets as of June 30, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com